Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tengion, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-166996, 333-173573 and 333-178864) on Form S-8 and (Nos. 333-173574 and 333-179293) on Form S-3 of Tengion, Inc. of our report dated May 29, 2009, with respect to the statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows of Tengion, Inc. for the period from July 10, 2003 (inception) through December 31, 2008, which  report appears in the December 31, 2011 annual report on Form 10-K of Tengion, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 28, 2012